EXHIBIT 99.3

ADMINISTRATION AGREEMENT
This ADMINISTRATION AGREEMENT, dated as of [_______], 2015 (this “Administration Agreement”), is entered into by and between ENTERGY NEW ORLEANS, INC. (“ENO”), as administrator (in such capacity, the “Administrator”), and ENTERGY NEW ORLEANS STORM RECOVERY FUNDING I, L.L.C., a Louisiana limited liability company (the “Issuer”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Appendix A to the Indenture (as defined below).
W I T N E S S E T H:
WHEREAS, the Issuer is issuing Storm Recovery Bonds pursuant to that certain Indenture (including the Definitions attached as Appendix A thereto) dated as of the date hereof (the “Indenture”), by and between the Issuer and The Bank of New York Mellon, a New York banking corporation, as the indenture trustee (the “Indenture Trustee”), as the same may be amended, restated, supplemented or otherwise modified from time to time, and the Series Supplement;
WHEREAS, the Issuer has entered into certain agreements in connection with the issuance of the Storm Recovery Bonds, including (i) the Indenture, (ii) the Storm Recovery Property Servicing Agreement, dated as of [_______], 2015 (the “Servicing Agreement”), by and between the Issuer and ENO, as Servicer, (iii) the Storm Recovery Property Purchase and Sale Agreement, dated as of [_______], 2015 (the “Sale Agreement”), by and between the Issuer and ENO, as Seller and (iv) the other Basic Documents to which the Issuer is a party, relating to the Storm Recovery Bonds (the Indenture, the Servicing Agreement, the Sale Agreement and Bill of Sale, and the other Basic Documents to which the Issuer is a party, as such agreements may be amended and supplemented from time to time, being referred to hereinafter collectively as the “Related Agreements”);
WHEREAS, pursuant to the Related Agreements, the Issuer is required to perform certain duties in connection with the Related Agreements, the Storm Recovery Bonds and the Storm Recovery Bond Collateral pledged to the Indenture Trustee pursuant to the Indenture;
WHEREAS, the Issuer has no employees, other than its officers and managers, and does not intend to hire any employees, and consequently desires to have the Administrator perform certain of the duties of the Issuer referred to in the preceding clauses and to provide such additional services consistent with the terms of this Administration Agreement and the Related Agreements as the Issuer may from time to time request; and
WHEREAS, the Administrator has the capacity to provide the services and the facilities required thereby and is willing to perform such services and provide such facilities for the Issuer on the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Duties of the Administrator - Management Services. The Administrator hereby agrees to provide the following corporate management services to the Issuer and to cause third parties to provide professional services required for or contemplated by such services in accordance with the provisions of this Administration Agreement:
(a)    furnish the Issuer with ordinary clerical, bookkeeping and other corporate administrative services necessary and appropriate for the Issuer, including, without limitation, the following services:
(i)    maintain at the Premises (as defined below) general accounting records of the Issuer (the “Account Records”), subject to year-end audit, in accordance with generally accepted accounting principles, separate and apart from its own accounting records, prepare or cause to be prepared such quarterly and annual financial statements as may be necessary or appropriate and arrange for year-end audits of the Issuer’s financial statements by the Issuer’s independent accountants;
(ii)    prepare and, after execution by the Issuer, file with the Securities and Exchange Commission (the “Commission”) and any applicable state agencies documents required to be filed by the Issuer with the Commission and any applicable state agencies, including, without limitation, periodic reports required to be filed under the Securities Exchange Act of 1934, as amended;
(iii)    prepare for execution by the Issuer and cause to be filed such income, franchise or other tax returns of the Issuer as shall be required to be filed by applicable law (the “Tax Returns”) and cause to be paid on behalf of the Issuer from the Issuer’s funds any taxes required to be paid by the Issuer under applicable law;
(iv)    prepare or cause to be prepared for execution by the Issuer’s Managers minutes of the meetings of the Issuer’s Managers and such other documents deemed appropriate by the Issuer to maintain the separate limited liability company existence and good standing of the Issuer (the “Company Minutes”) or otherwise required under the Related Agreements (together with the Account Records, the Tax Returns, the Company Minutes, the LLC Agreement, and the Articles of Organization and Initial Report, the “Issuer Documents”); and any other documents deliverable by the Issuer thereunder or in connection therewith; and
(v)    hold, maintain and preserve at the Premises (or such other place as shall be required by any of the Related Agreements) executed copies (to the extent applicable) of the Issuer Documents and other documents executed by the Issuer thereunder or in connection therewith;
(b)    take such actions on behalf of the Issuer, as are necessary or desirable for the Issuer to keep in full effect its existence, rights and franchises as a limited liability company under the laws of the state of Louisiana and obtain and preserve its qualification to do business in each jurisdiction in which it becomes necessary to be so qualified;
(c)    take such actions on behalf of the Issuer as are necessary for the issuance and delivery of the Storm Recovery Bonds;
(d)    provide for the performance by the Issuer of its obligations under each of the Related Agreements, and prepare, or cause to be prepared, all documents, reports, filings, instruments, notices, certificates and opinions that it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Related Agreements;
(e)    to the full extent allowable under applicable law, enforce each of the rights of the Issuer under the Related Agreements, at the direction of the Indenture Trustee;

(f)    provide for the defense, at the direction of the Issuer’s Managers, of any action, suit or proceeding brought against the Issuer or affecting the Issuer or any of its assets;
(g)    provide office space (the “Premises”) for the Issuer and such reasonable ancillary services as are necessary to carry out the obligations of the Administrator hereunder, including telecopying, duplicating and word processing services;
(h)    undertake such other administrative services as may be appropriate, necessary or requested by the Issuer; and
(i)    provide such other services as are incidental to the foregoing or as the Issuer and the Administrator may agree.
In providing the services under this Section 1 and as otherwise provided under this Administration Agreement, the Administrator will not knowingly take any actions on behalf of the Issuer which (i) the Issuer is prohibited from taking under the Related Agreements, or (ii) would cause the Issuer to be in violation of any federal, state or local law or the LLC Agreement.
2.    Compensation. As compensation for the performance of the Administrator’s obligations under this Administration Agreement (including the compensation of Persons serving as Managers, other than the independent managers, and officers of the Issuer, but, for the avoidance of doubt, excluding the performance by ENO of its obligations in its capacity as Servicer), the Administrator shall be entitled to $[100,000] annually (the “Administration Fee”), payable by the Issuer in arrears proportionately on each Payment Date.
3.    Third Party Services. Any services required for or contemplated by the performance of the above-referenced services by the Administrator to be provided by unaffiliated third parties (including independent auditors’ fees and counsel fees) shall, to the extent not provided by the Servicer, be arranged by the Administrator at the direction (which may be general or specific) of the Issuer. Costs and expenses associated with the contracting for such third-party professional services shall not be separately reimbursed.
4.    Additional Information to be Furnished to the Issuer. The Administrator shall furnish to the Issuer from time to time such additional information regarding the Storm Recovery Bond Collateral as the Issuer shall reasonably request.
5.    Independence of the Administrator. For all purposes of this Administration Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer, the Administrator shall have no authority, and shall not hold itself out as having the authority, to act for or represent the Issuer in any way and shall not otherwise be deemed an agent of the Issuer.
The work to be performed under this Administration Agreement is part of the Issuer’s business and is an integral part of and is essential to the business and operations of the Issuer. For purposes of the Louisiana Worker’s Compensation Act, the Issuer is deemed to be the statutory employer of the Administrator’s employees who perform the services under this Administration Agreement. Although the Issuer is to be granted the protections that are afforded a statutory employer under Louisiana law, this provision is included for the sole purpose of establishing a statutory employer relationship between the Issuer and the Administrator’s personnel within the meaning of La. R.S. 23:1061(A) and is not intended to create an employer / employee relationship as between the Issuer and the Administrator’s personnel for any other purpose. The Administrator shall be and remain primarily responsible for the payment of workers’

compensation benefits to the Administrator’s personnel and shall not be entitled to seek contribution for any such payments from the Issuer, and the Administrator further shall indemnify and hold harmless the Issuer and at the Issuer’s option defend the Issuer for any payment to the Administrator’s personnel of workers’ compensation benefits or from any claim for such benefits or any other employee claim.
6.    No Joint Venture. Nothing contained in this Administration Agreement (a) shall constitute the Administrator and the Issuer as partners or co-members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (b) shall be construed to impose any liability as such on either of them or (c) shall be deemed to confer on either of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.
7.    Other Activities of Administrator. Nothing herein shall prevent the Administrator or any of its members, managers, officers, employees, subsidiaries or affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an Administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer.
8.    Term of Agreement; Resignation and Removal of Administrator.
(a)    This Administration Agreement shall continue in force until the payment in full of the Storm Recovery Bonds and any other amount which may become due and payable under the Indenture, upon which event this Administration Agreement shall automatically terminate.
(b)    Subject to Sections 8(e) and 8(f), the Administrator may resign its duties hereunder by providing the Issuer with at least sixty (60) days’ prior written notice.
(c)    Subject to Sections 8(e) and 8(f), the Issuer may remove the Administrator without cause by providing the Administrator with at least sixty (60) days’ prior written notice.
(d)    Subject to Sections 8(e) and 8(f), at the sole option of the Issuer, the Administrator may be removed immediately upon written notice of termination from the Issuer to the Administrator if any of the following events shall occur:
(i)    the Administrator shall default in the performance of any of its duties under this Administration Agreement and, after notice of such default, shall fail to cure such default within ten (10) days (or, if such default cannot be cured in such time, shall (A) fail to give within ten (10) days such assurance of cure as shall be reasonably satisfactory to the Issuer and (B) fail to cure such default within thirty (30) days thereafter);
(ii)    a court of competent jurisdiction shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such court shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or
(iii)    the Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.
The Administrator agrees that if any of the events specified in clauses (ii) or (iii) of this Section 8(d) shall occur, it shall give written notice thereof to the Issuer and the Indenture Trustee as soon as practicable but in any event within seven (7) days after the happening of such event.
(e)    No resignation or removal of the Administrator pursuant to this Section 8 shall be effective until a successor Administrator has been appointed by the Issuer, and such successor Administrator has agreed in writing to be bound by the terms of this Administration Agreement in the same manner as the Administrator is bound hereunder.
(f)    The appointment of any successor Administrator shall be effective only after satisfaction of the Rating Agency Condition with respect to the proposed appointment.
9.    Action upon Termination, Resignation or Removal. Promptly upon the effective date of termination of this Administration Agreement pursuant to Section 8(a), the resignation of the Administrator pursuant to Section 8(b) or the removal of the Administrator pursuant to Section 8(c) or 8(d), the Administrator shall be entitled to be paid a pro-rated portion of the annual fee described in Section 2 hereof through the date of termination, resignation or removal. The Administrator shall forthwith upon such termination pursuant to Section 8(a) deliver to the Issuer all property and documents of or relating to the Storm Recovery Bond Collateral then in the custody of the Administrator. In the event of the resignation of the Administrator pursuant to Section 8(b) or the removal of the Administrator pursuant to Section 8(c) or 8(d), the Administrator shall cooperate with the Issuer and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Administrator.
10.    Administrator’s Liability. Except as otherwise provided herein, the Administrator assumes no liability other than to render or stand ready to render the services called for herein, and neither the Administrator nor any of its members, managers, officers, employees, subsidiaries or affiliates shall be responsible for any action of the Issuer or any of the members, managers, officers, employees, subsidiaries or affiliates of the Issuer (other than the Administrator itself). The Administrator shall not be liable for nor shall it have any obligation with regard to any of the liabilities, whether direct or indirect, absolute or contingent of the Issuer or any of the members, managers, officers, employees, subsidiaries or affiliates of the Issuer (other than the Administrator itself).
11.    INDEMNITY.
(a)    SUBJECT TO THE PRIORITY OF PAYMENTS SET FORTH IN THE INDENTURE, THE ISSUER SHALL INDEMNIFY THE ADMINISTRATOR, ITS MEMBERS, MANAGERS, OFFICERS, EMPLOYEES AND AFFILIATES AGAINST ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR WHETHER OR NOT THE ADMINISTRATOR IS A PARTY THERETO) WHICH ANY OF THEM MAY PAY OR INCUR ARISING OUT OF OR RELATING TO THIS ADMINISTRATION AGREEMENT AND THE SERVICES CALLED FOR HEREIN; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT APPLY TO ANY SUCH LOSS, CLAIM, DAMAGE, PENALTY, JUDGMENT, LIABILITY OR EXPENSE RESULTING FROM THE ADMINISTRATOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER.

(b)    THE ADMINISTRATOR SHALL INDEMNIFY THE ISSUER, ITS MEMBERS, MANAGERS, OFFICERS AND EMPLOYEES AGAINST ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR WHETHER OR NOT THE ISSUER IS A PARTY THERETO) WHICH ANY OF THEM MAY INCUR AS A RESULT OF THE ADMINISTRATOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER.
12.    Notices. Any notice, report or other communication given hereunder may be in writing and addressed as follows or to the extent receipt is confirmed telephonically sent by Electronic Means to the address shown below:
(a)    if to the Issuer, to:
Entergy New Orleans Storm Recovery Funding I, L.L.C.
1600 Perdido Street, L-MAG-505A
New Orleans, Louisiana 70112
Attention: President
Telephone (504) 670-3700
Facsimile: (504) 840-2681
(b)    if to the Administrator, to:
Entergy New Orleans, Inc.
1600 Perdido Street
New Orleans, Louisiana 70112
Attention: President
Telephone: (504) 670-3700
Facsimile: (504) 840-2681

with a copy to:

Entergy Services, Inc.
639 Loyola Avenue
New Orleans, LA 70113
Attention: Treasurer
Facsimile: (504) 576‑4455

(c)	if to the Indenture Trustee, to the Corporate Trust Office;

(d)	If to the Council, to Council of the City of New Orleans;
or to such other address or phone numbers as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above.
13.    Amendments. This Administration Agreement may be amended from time to time by a written amendment duly executed and delivered by each of the Issuer and the Administrator, with the prior written consent of the Indenture Trustee, the satisfaction of the Rating Agency Condition and, if the contemplated amendment is reasonably anticipated to increase Ongoing Financing Costs, the consent of the Council pursuant to Section 14. Promptly after the execution of any such amendment or consent, the Issuer shall furnish written notification of the substance of such amendment or consent to each of the Rating Agencies.
14.    Council Condition. No amendment of this Agreement that is reasonably anticipated to increase Ongoing Financing Costs shall be effective unless the process set forth in this Section 14 has been followed.
(a)    At least 31 days prior to the effectiveness of any amendment subject to this Section 14 and after obtaining the other necessary approvals set forth in Section 13 above (except that the consent of the Indenture Trustee may be subject to the consent of Holders if such consent is required or sought by the Indenture Trustee in connection with such amendment), the Administrator shall have delivered to the Council’s Executive Secretary and Executive Counsel written notification of any proposed amendment, which notification shall contain:
(i)    a reference to Docket No. UD-14-01;
(ii)     an Officer’s Certificate stating that the proposed amendment has been approved by all parties to this Administration Agreement; and
(iii)    a statement identifying the person to whom the Council or its staff is to address any response to the proposed amendment or to request additional time.

(b)    The Council or its staff shall, within 30 days of receiving the notification complying with Section 14(a) above, either:
(i)    provide notice of its consent or lack of consent to the person specified in Section 14(a)(iii) above, or
(ii)    be conclusively deemed to have consented to the proposed amendment, unless, within 30 days of receiving the notification complying with Section 14(a) above, the Council or its staff delivers to the office of the person specified in Section 14(a)(iii) above a written statement requesting an additional amount of time not to exceed one period of 30 days in which to consider whether to consent to the proposed amendment. If the Council or its staff requests an extension of time in the manner set forth in the preceding sentence, then the Council shall either provide notice of its consent or lack of consent to the person specified in Section 14(a)(iii) above no later than the last day of such extension of time or be conclusively deemed to have consented to the proposed amendment on the last day of such extension of time. Any amendment requiring the consent of the Council shall become effective on the later of (x) the date proposed by the parties to such amendment and (y) the first day after the expiration of the 30-day period provided for in this Section 14(b), or, if such period has been extended pursuant hereto, the first day after the expiration of such period as so extended.

(c)    Following the delivery of a notice to the Council by the Administrator under Section 14(a) above, the Administrator shall have the right at any time to withdraw from the Council further consideration of any notification of a proposed amendment. Such withdrawal shall be evidenced by the prompt written notice thereof by the Administrator to the Council, the Indenture Trustee, the Issuer and the Servicer.
15.    Successors and Assigns. This Administration Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by the Issuer and the Indenture Trustee and subject to the satisfaction of the Rating Agency Condition in connection therewith. Any assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder. Notwithstanding the foregoing, this Administration Agreement may be assigned by the Administrator without the consent of the Issuer or the Indenture Trustee and without satisfaction of the Rating Agency Condition to a corporation or other organization that is a successor (by merger, reorganization, consolidation or purchase of assets) to the

Administrator, including, without limitation any Permitted Successor; provided that such successor or organization executes and delivers to the Issuer an Agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrator is bound hereunder. Subject to the foregoing, this Administration Agreement shall bind any successors or assigns of the parties hereto. Upon satisfaction of all of the conditions of this Section 15, the preceding Administrator shall automatically and without further notice be released from all of its obligations hereunder.
16.    Governing Law. This Administration Agreement shall be construed in accordance with the laws of the State of Louisiana, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
17.    Headings. The Section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Administration Agreement.
18.    Counterparts. This Administration Agreement may be executed in counterparts, each of which when so executed shall be an original, but all of which together shall constitute but one and the same Administration Agreement.
19.    Severability. Any provision of this Administration Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
20.    Nonpetition Covenant. Notwithstanding any prior termination of this Administration Agreement, the Administrator covenants that it shall not, prior to the date which is one year and one day after payment in full of the Storm Recovery Bonds, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining an involuntary case against the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer.
21.    Assignment to Indenture Trustee.    The Administrator hereby acknowledges and consents to any mortgage, pledge, assignment and grant of a security interest by the Issuer to the Indenture Trustee for the benefit of the Secured Parties pursuant to the Indenture of any or all of the Issuer’s rights hereunder and the assignment of any or all of the Issuer’s rights hereunder to the Indenture Trustee for the benefit of the Secured Parties.

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Signature Page to
Administration Agreement

IN WITNESS WHEREOF, the parties have caused this Administration Agreement to be duly executed and delivered as of the day and year first above written.

ENTERGY NEW ORLEANS STORM RECOVERY FUNDING I, L.L.C., as Issuer By: ________________________________ Name: Title:
ENTERGY NEW ORLEANS, INC., as Administrator By: ________________________________ Name: Title: